Exhibit 99.0

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Joleen Jackson 310-252-2702 Joleen.Jackson@mattel.com

Mattel Increases 2007 Annual Dividend 15 Percent

EL SEGUNDO, Calif., November 16, 2007—Mattel, Inc. [NYSE:MAT] announced today that the Mattel Board of Directors has approved an increase in the company’s common stock annual dividend for 2007 to seventy-five cents per share. The previous annual dividend rate was sixty-five cents per share. The dividend is payable on December 14, 2007 to shareholders of record on November 30, 2007.

“The Mattel Board of Directors continues to demonstrate its commitment to returning excess funds to shareholders,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “In addition to the dividend being increased for the fifth consecutive year, this commitment was also evident in the $645 million of share repurchases completed in the first three quarters of 2007.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. Mattel is recognized as one of the 100 Most Trustworthy U.S. Companies by Forbes Magazine and is ranked among the 100 Best Corporate Citizens by CRO Magazine. Committed to ethical manufacturing and sustainable business practices, Mattel marks a 10-year milestone in 2007 for its Global Manufacturing Principles. With global headquarters in El Segundo, Calif., Mattel employs more than 30,000 people in 43 countries and territories and sells products in more than 150 nations. Mattel’s vision is to be the world’s premier toy brands—today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition (including from sellers of a broad range of play products including video games and consoles, consumer electronics, and retailers’ private label products) on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; risks associated with product recalls, product liability claims and product safety concerns, such as possible reputational harm, reduced sales or increased costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS, bird flu, or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains a forward-looking statement about Mattel’s commitment to returning excess funds to shareholders. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.